Exhibit 99.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated May 19, 2008 is entered into by and between LIFECELL CORPORATION, a Delaware corporation, having its principal place of business at One Millenium Way, Branchburg, New Jersey 08876 (“Employer”), and BRUCE LAMB (“Employee”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Employer and Employee are currently parties to an offer letter, dated March 9, 2005 and Change in Control Agreement, dated April 1, 2005 (the “Prior Agreements”); and

WHEREAS, Employer entered into an AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), with KINETIC CONCEPTS, INC., a Texas corporation (“Purchaser”), and LEOPARD ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Purchaser; and

WHEREAS, the transactions contemplated by the Merger Agreement are expected to constitute a change in the ownership or effective control of Employer under Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder; and

WHEREAS, as an owner of options, restricted stock and/or restricted stock units, in each case covering Employer common stock, Employee will receive valuable consideration as a direct result of the transactions contemplated by the Merger Agreement (the “Sale Consideration”); and

WHEREAS, in addition to his receipt of the Sale Consideration, Employee will receive substantial economic and other benefits (as set forth in more detail in Sections 3.01(C) and 3.01(D)(i) below) pursuant to the terms of this Agreement; and

WHEREAS, in order to induce Purchaser to consummate the transactions contemplated by the Merger Agreement, Employee is entering into this Employment Agreement and the Confidentiality, Assignment of Contributions and Inventions, Non-Competition, and Non-Solicitation Agreement (the “Covenants Agreement”) attached hereto as Exhibit 1 and incorporated by reference herein, superseding as of the closing of the Offer any previous employment agreement or arrangement that Employee may have had with Employer, including without limitation, the Prior Agreements; and

WHEREAS, Employee is willing to accept continued employment with Employer on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee, intending to be legally bound, hereby agree as follows:

ARTICLE I

EMPLOYMENT; POSITION, DUTIES AND RESPONSIBILITIES

Section 1.01 Employment. Employer agrees to, and does hereby, continue to employ Employee, and Employee agrees to, and does hereby accept, such continued employment, upon the terms and subject to the conditions set forth in this Agreement.

Section 1.02 Position, Duties and Responsibilities. During the Term (as defined in Section 2.01 below), Employee shall serve as the Senior Vice President of Development and Regulatory Affairs of Employer and shall have such responsibilities, duties and authority consistent with such position. Employee’s employment by Employer shall be full-time and exclusive to Employer, Employee shall serve Employer faithfully and to the best of Employee’s ability, and Employee shall devote all of Employee’s business time, attention, skill and efforts exclusively to the business and affairs of Employer (including its affiliates) and the promotion of its interests.

ARTICLE II

TERM; TERMINATION OF PRIOR AGREEMENTS

Section 2.01 Term of Employment. Subject to the closing of the Offer contemplated by the Merger Agreement, this Agreement shall be effective as of the date of the closing of such Offer (the “Commencement Date”) and shall continue until terminated by either Employer or Employee pursuant to Article IV hereof (the “Term”).

Section 2.02 Termination of Prior Agreements. As of the Commencement Date, Employee acknowledges and agrees that the Prior Agreements shall be terminated in full and that he shall not be entitled to any rights or benefits thereunder, including any rights to claim Good Reason (as defined in Section 4.02(d)(ii) below) with respect to actions, failures or other events that occurred prior to the Commencement Date.

ARTICLE III

COMPENSATION AND EXPENSES

Section 3.01 Compensation and Benefits. For all services rendered by Employee in any capacity during the Term, including, without limitation, services as an officer, director or member of any committee of Employer, or any affiliate or division thereof, Employee shall be compensated as follows (subject, in each case, to the provisions of Article IV below):

(a) Base Salary. During the Term, Employer shall pay to Employee a base salary at the rate of $266,150 on an annualized basis (the “Base Salary”). Employee’s Base Salary shall be subject to periodic adjustments (but not decreases) as the President of Employer in consultation with the Chief Executive Officer of Purchaser shall, in their sole discretion, deem appropriate. As used in this Agreement, the term “Base Salary” shall refer to Base Salary as it may be adjusted from time to time. Base Salary shall be payable in accordance with the customary payroll practices of Employer.

(b) Annual Bonus. During the Term, Employee also will be eligible to participate in Employer’s incentive compensation plan in place from time to time and applicable to similarly situated employees. Employer reserves the right to amend or rescind the incentive compensation plan at any time in its discretion. In connection with Employee’s participation in the incentive compensation plan, Employee will be eligible to receive an annual discretionary bonus (the “Annual Bonus”). The amount of the Annual Bonus, if any, will be determined by the President of Employer in consultation with the Chief Executive Officer of Purchaser in their discretion and will be related to the achievement of agreed upon management objectives, which objectives shall be determined by the President of Employer in consultation with the Chief Executive Officer of Purchaser. Employee’s target Annual Bonus for calendar year 2008 is 30% of Base Salary on an annualized basis in effect as of the Commencement Date and such Annual Bonus for 2008 will otherwise be calculated and determined in accordance with the 2008 bonus objectives, goals and/or matrices in place immediately prior to the Commencement Date. The Annual Bonus, if any, will be determined as of the end of each calendar year during the Term and shall be payable within seventy-four (74) days following the end of such calendar year. Except as otherwise specifically set forth in Section 4.02 below, to be eligible to receive the Annual Bonus, or any portion thereof, Employee must be employed by Employer at the time the amount of the Annual Bonus, if any, is determined.

(c) Retention Bonus. Except as otherwise specifically set forth in Section 4.02 below, Employee shall be paid a retention bonus in the aggregate amount of $691,990 (the “Retention Bonus”), of which fifty percent (50%) shall be payable as a lump sum cash payment on the first anniversary of the Commencement Date, and the remaining fifty percent (50%) shall be payable as a lump sum cash payment on the second anniversary of the Commencement Date, in each case, subject to Employee’s continued employment with Employer on such dates.

(d) Equity Compensation.

(i) Initial Grants. As of the Commencement Date, Employee shall receive a one-time initial equity grant, which will be at a Black-Scholes value of approximately $1,400,000, divided approximately sixty percent

(60%) in stock options, and forty percent (40%) in shares of restricted stock, in each case covering Purchaser common stock (which allocation of stock options and restricted stock will be conclusively determined by the Compensation Committee of Purchaser) pursuant to Purchaser’s 2004 Equity Plan (the “2004 Plan”) or any successor equity compensation plan as may be in place from time to time. Such stock options will have a per share exercise price equal to the fair market value of Purchaser common stock as of the date of grant. Subject to Employee’s continued employment with the Employer, the stock options shall vest in four equal annual installments, commencing as of the Commencement Date; and the restricted stock award shall vest in full on the third anniversary of the Commencement Date. Except as otherwise provided in this Agreement, the stock options and restricted stock awards shall be subject to the terms and conditions of the form stock option and restricted stock award agreements approved by the Compensation Committee of Purchaser.

(ii) Additional Grants. In addition to the initial equity grant set forth above, during the Term, pursuant to the terms and conditions of the 2004 Plan or any successor equity compensation plan as may be in place from time to time, Employee shall be eligible to receive, from time to time, awards in amounts, and subject to such terms, conditions and restrictions, as determined by the Compensation Committee of Purchaser in its sole discretion. Awards granted to Employee, if any, will be subject the terms and conditions established within the 2004 Plan (as amended from time to time) or any successor equity compensation plan as may be in place from time to time, as applicable, and the award agreement between Employer and Employee that sets forth the terms and conditions of the award (e.g., exercise price, expiration date and vesting schedule of options; the restricted period and/or other restrictions such as performance objectives relating to restricted stock and restricted stock unit awards).

(e) Benefits. During the Term, Employee shall be entitled to participate in all Employer’s employee benefit plans and programs (excluding severance plans, if any) as Employer generally maintains from time to time during the Term for the benefit of its employees, in each case subject to the eligibility requirements, enrollment criteria and the other terms and provisions of such plans or programs. Employer may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.

(f) Vacation, Sick and Personal Days. During the Term, Employee shall be entitled to paid sick days and other paid time off in accordance with Employer’s policies with respect to such sick days and other paid time off in place from time to time.

Section 3.02 Expenses. Employee shall be entitled to receive reimbursement from Employer for reasonable out-of-pocket expenses incurred by Employee during the Term in connection with the performance of Employee’s duties and obligations under this Agreement, according to Employer’s expense account and reimbursement policies in place from time to time and provided that Employee shall submit reasonable documentation with respect to such expenses.

ARTICLE IV

TERMINATION

Section 4.01 Events of Termination. This Agreement and Employee’s employment hereunder shall terminate upon the occurrence of any one or more of the following events:

(a) Death. In the event of Employee’s death, this Agreement and Employee’s employment hereunder shall automatically terminate on the date of death.

(b) Disability. In the event Employee becomes “Disabled” within the meaning of Section 409A(a)(2)(C) of the Code, Employer may terminate this Agreement and Employee’s employment hereunder upon giving notice of termination to Employee.

(c) Termination by Employer for Cause. Employer may, at its option, terminate this Agreement and Employee’s employment hereunder for Cause (as defined below) upon giving notice of termination to Employee. For purposes hereof, “Cause” shall mean Employee’s (i) conviction of, guilty plea to or confession of guilt of a felony or a criminal act involving moral turpitude, (ii) commission of a fraudulent, illegal or dishonest act in respect of Employer or its successors, (iii) willful misconduct or gross negligence that reasonably could be expected to be injurious to the business, operations or reputation of Employer or its successors (monetarily or otherwise), (iv) material violation of Employer’s policies or procedures in effect from time to time; provided, however, to the extent such violation is subject to cure, Employee will have a reasonable opportunity to cure such violation after written notice thereof, (v) material failure to perform Employee’s duties as assigned to Employee from time to time; provided, however, to the extent such failure is subject to cure, Employee will have a reasonable opportunity to cure such non-performance after written notice thereof, (vi) breach of the terms of the Covenants Agreement, or (vii) other material breach of Employee’s representations, warranties, covenants and other obligation under this Agreement; provided, however, to the extent such breach of a covenant or other obligation is subject to cure, Employee will have a reasonable opportunity to cure such breach after written notice thereof.

(d) Without Cause by Employer. Employer may, at its option, at any time terminate this Agreement and Employee’s employment hereunder for no reason or for any reason whatsoever (other than for Cause or as a result of Employee’s death or Disability) by giving written notice of termination to Employee.

(e) Termination By Employee. Employee may terminate this Agreement and Employee’s employment hereunder for any reason or no reason by giving thirty (30) days prior written notice of termination to Employer; provided, however, that Good Reason (as defined in Section 4.02(d)(ii) below) only shall apply for purposes of Section 4.02(d) below. Following Employee’s delivery of written notice of termination to Employer, Employer reserves the right to accept Employee’s notice of termination and to accelerate such notice and make Employee’s termination effective immediately, or on any other date prior to Employee’s intended last day of work as Employer deems appropriate.

(f) Mutual Agreement. This Agreement and Employee’s employment hereunder may be terminated at any time by the mutual agreement of Employer and Employee.

Section 4.02 Employer’s Obligations Upon Termination.

(a) Termination by Employer for Cause; Termination by Employee; Mutual Agreement. In the event of a termination of this Agreement and Employee’s employment hereunder pursuant to Sections 4.01(c), 4.01(e), or 4.01(f) above, then this Agreement and Employee’s employment with Employer shall terminate and Employer’s sole obligation under this Agreement or otherwise shall be to (i) pay to Employee any Base Salary earned, but not yet paid, prior to the effective date of such termination, (ii) pay to Employee any Annual Bonus that was determined, but not yet paid, prior to the effective date of such termination, (iii) pay to Employee any Retention Bonus that was due and payable pursuant to Section 3.01(c) above as of the effective date of termination, but not yet paid, (iv) reimburse Employee for any expenses incurred by Employee through the effective date of such termination in accordance with Section 3.02 hereof, and (v) pay and/or provide any amounts or benefits that are vested amounts or vested benefits or that Employee is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the date of termination, in accordance with such plan, program, policy, or practice (clauses (i), (ii), (iii), (iv) and (v) of this sentence are collectively referred to herein as the “Accrued Obligations”).

(b) Death; Disability. Subject to Section 5.18, in the event of a termination of this Agreement and Employee’s employment hereunder pursuant to Sections 4.01(a) or 4.01(b) above, then this Agreement and Employee’s employment with Employer shall terminate and Employer’s sole obligation under this Agreement or otherwise shall be to (i) pay and/or provide, as applicable, the Accrued Obligations, and (ii) subject to Employee’s or Employee’s estate’s, as applicable, execution, delivery within twenty-one (21) days (or forty-five days (45) for a group termination) following receipt by Employee or Employee’s estate, as applicable, and non-revocation of a general release in a form satisfactory to Employer (the “Release”) (which Release, among other things, will include a general release of Employer, its affiliates and their respective officers, directors, managers, members, shareholders, partners, employees and agents from all liability and other terms deemed necessary by Employer for its protection; provided, however, the Release will preserve (a) Employee’s rights, if any, to indemnification by Employer, (b) Employee’s rights, if any, as a shareholder of Employer, and (c)

Employee’s rights, if any, under the terms of this Agreement that are intended to survive the termination of this Agreement and Employee’s employment hereunder), pay to Employee or Employee’s estate, as applicable, the Prorata Bonus (as defined below) and, if such termination occurs prior to the two (2) year anniversary of the Commencement Date, the Prorata Retention Payment (as defined below). Employer agrees that it shall deliver the Release to Employee (or his estate, if applicable), within five (5) calendar days following the effective date of termination. The Prorata Bonus and the Prorata Retention Payment shall be payable in a lump sum on the next regular paydate following six (6) months after the date of Employee’s termination of employment with Employer; provided, however, Employer will pay the Prorata Bonus and the Prorata Retention Payment in a lump sum on the next regular paydate following the eighth (8th) day after Employee’s or Employee’s estate’s, as applicable, execution and delivery of the Release if making the payment at such time will not cause Employee (or Employee’s estate, if applicable) to incur an “additional tax” as defined in Section 409A(a)(1)(B) of the Code; provided further, that if Employee’s termination of employment with Employer occurs on or within 34 calendar days (or in the case of a group termination, 58 calendar days) prior to the end of a calendar year, none of the Prorata Bonus or the Prorata Retention Payment shall be paid prior to the first business day of the immediately following calendar year. As used in this Agreement: (i) “Prorata Bonus” shall mean the product of: (A) the greater of (x) the Annual Bonus that Employee received attributable to performance during the full fiscal year immediately prior to the date of Employee’s termination of employment with Employer, or (y) Employee’s target Annual Bonus for the fiscal year in which the date of termination of Employee’s employment with Employer occurred; and (B) a fraction, the numerator of which is the number of days in the fiscal year in which the date of termination occurs through the effective date of Employee’s termination of employment and the denominator of which is 365; and (ii) “Prorata Retention Payment” shall mean the product of: (A) that amount equal to fifty percent (50%) of the aggregate amount of the Retention Bonus; and (B) a fraction, the numerator of which is the number of days Employee was employed since the Commencement Date (in the case of a termination of employment on or before the first anniversary of the Commencement Date) or since the first anniversary of the Commencement Date (in the case of a termination of employment following the first anniversary of the Commencement Date), and the denominator of which is 365.

(c) Termination by Employer without Cause. Subject to Section 5.18, in the event of a termination of this Agreement and Employee’s employment hereunder pursuant to Section 4.01(d) above, then this Agreement and Employee’s employment with Employer shall terminate and Employer’s sole obligation under this Agreement or otherwise shall be to (i) pay and/or provide, as applicable, the Accrued Obligations, and (ii) subject to Employee’s execution, delivery within twenty-one (21) days (or forty-five days (45) for a group termination) following receipt by Employee, and non-revocation of the Release, (a) pay to Employee an aggregate amount equal to the Salary Continuation Payment (as defined below), (b) if such termination occurs prior to the second anniversary of the Commencement Date, pay to Employee the Unpaid Retention Payment (as defined below), and (c) if Employee timely elects COBRA coverage and provided Employee continues to make contributions to such continuation coverage equal to Employee’s contribution in effect immediately preceding the date of Employee’s termination of employment, Employer shall pay the remaining portion of Employee’s healthcare continuation payments under COBRA for a twelve (12)-month period following the date of Employee’s termination of employment with Employer. In the event that Employee becomes eligible to obtain healthcare coverage from a new employer, Employer’s obligation to pay its portion or all, as applicable, of Employee’s healthcare continuation payments shall cease. Employee understands and acknowledges that Employee is obligated to inform Employer (or its successor) if Employee becomes eligible to obtain healthcare coverage from a new employer before the twelve (12)-month anniversary of Employee’s termination of employment. Employer agrees that it shall deliver the Release to Employee within five (5) calendar days following the effective date of termination. As used in this Agreement, “Unpaid Retention Payment” shall mean an amount equal to (i) the aggregate amount of the Retention Bonus, less (ii) an amount equal to the portion of the Retention Bonus previously paid to Employee, if any. The Salary Continuation Payment and the Unpaid Retention Payment shall be payable in a lump sum on the next regular paydate following six (6) months after the date of Employee’s termination of employment with Employer; provided, however, Employer will pay the Salary Continuation Payment and the Unpaid Retention Payment in a lump sum on the next regular paydate following the eighth (8th) day after Employee’s execution and delivery of the Release if making the payment at such time will not cause Employee to incur an “additional tax” as defined in Section 409A(a)(1)(B) of the Code; provided further, that if Employee’s termination of employment with Employer occurs on or within 34 calendar days (or in the case of a group termination, 58 calendar days) prior to the end of a calendar year, none of the Salary Continuation Payment or the Unpaid Retention Payment shall be paid prior to the first business day of the immediately following calendar year. As used in this Section 4.02(c), the term “Salary Continuation Payment” shall mean an amount equal to the product of: (i) one (1); and (ii) Employee’s annualized Base Salary in effect immediately prior to the date of termination of Employee’s employment with Employer.

(d) Trigger Event Termination. Notwithstanding the provisions of Sections 4.02(a) and 4.02(c) above, upon the occurrence of a Trigger Event (as defined below) and in lieu of any payments or benefits pursuant to Sections 4.02(a) or 4.02(c) above, this Agreement and Employee’s employment with Employer shall terminate and, subject to Section 5.18, Employer’s sole obligations shall be to (i) pay and/or provide, as applicable, the Accrued Obligations, and (ii) subject to Employee’s execution, delivery within twenty-one days (or forty-five days for a group termination) following receipt by Employee, and non-revocation of the Release, (a) pay to Employee an aggregate amount equal to the Trigger Event Amount (as defined below), (b) pay to Employee the Unpaid Retention Payment, and (c) if Employee timely elects COBRA coverage and provided that Employee continues to make contributions to such continuation coverage equal to Employee’s contribution amount to medical insurance in effect immediately preceding the Trigger Event, Employer or its successor shall pay the remaining portion of Employee’s healthcare continuation payments under COBRA during the eighteen (18)-month period following the Trigger Event. In the event that Employee becomes eligible to obtain healthcare coverage from a new employer prior to the eighteen (18) month anniversary of the Trigger Event, Employer’s or its successor’s obligation to pay its portion or all, as applicable, of Employee’s healthcare continuation payments shall cease. Employee understands and acknowledges that Employee is obligated to inform Employer (or its successor) if Employee becomes eligible to obtain healthcare coverage from a new employer before the eighteen (18)-month anniversary of the Trigger Event. Employer agrees that it shall deliver the Release to Employee within five (5) calendar days following the effective date of termination. The Trigger Event Amount and the Unpaid Retention Payment shall be payable in a lump sum on the next regular paydate following six (6) months after the date of Employee’s termination of employment with Employer; provided, however, Employer will pay the Trigger Event Amount and the Unpaid Retention Payment in a lump sum on the next regular paydate following the eighth (8th) day after Employee’s execution and delivery of the Release if making the payment at such time will not cause Employee to incur an “additional tax” as defined in Section 409A(a)(1)(B) of the Code; provided further, that if the Trigger Event occurs on or within 34 calendar days (or in the case of a group termination, 58 calendar days) prior to the end of a calendar year, none of the Trigger Event Amount nor the Unpaid Retention Payment shall be paid prior to the first business day of the immediately following calendar year. As used in this Agreement, the following terms shall have the following meanings:

(i) “Trigger Event” shall mean termination of Employee’s employment with Employer or any successor at any time during the period beginning as of the Commencement Date and ending on the twelve (12)- month anniversary of the Commencement Date, other than (x) a termination by Employer for Cause pursuant to Section 4.01(c) above, (y) a termination as a result of Employee’s death or Disability pursuant to Sections 4.01(a) or 4.01(b) above, or (z) a termination by Employee without Good Reason (as defined below) pursuant to Section 4.01(E) above.

(ii) “Good Reason” means:

(A) the failure of Employer or its successor, without Employee’s prior consent, to pay any amounts due to Employee or to fulfill any other material obligations to Employee under this Agreement, other than failures that are remedied by Employer or its successor within 30 days after receipt of written notice thereof given by Employee;

(B) action by Employer or its successor that results in a material diminution, without Employee’s prior consent, in Employee’s duties and responsibilities (other than isolated actions not taken in bad faith and that are remedied by Employer or its successor within 30 days after receipt of written notice therefor given by Employee), as determined by balancing (x) any increase or decrease in the scope of Employee’s duties and responsibilities against (y) any increase or decrease in the relative sizes of the business, activities or functions (or portions thereof) for which Employee has responsibility; provided, however, that none of (I) a change in Employee’s title, or (II) a change in the hierarchy, either individually or in the aggregate, shall be considered Good Reason;

(C) any material decrease in Employee’s Base Amount (as defined below); or

(D) any move of the offices of Employer or its successor without Employee’s consent, such that Employee would be required to commute more than 25 miles more each way than Employee commutes immediately prior to the relocation.

Notwithstanding the foregoing, placing Employee on a paid leave for up to 90 days, pending a determination of whether there is a basis to terminate Employee for “Cause,” shall not constitute a “Good Reason.” Employee shall be deemed to have consented to any act or event that would otherwise give rise to “Good Reason,” unless Employee provides written notice of termination for Good Reason to Employer within ninety (90) days following the action or event constituting Good Reason.

(iii) “Trigger Event Amount” shall mean: two(2) times the annualized Base Salary in effect immediately prior to the Trigger Event.

(iv) “Base Amount” shall mean the annualized Base Salary in effect immediately prior to the Trigger Event.

ARTICLE V

MISCELLANEOUS

Section 5.01 Benefit of Agreement and Assignment. This Agreement shall inure to the benefit of Employer, its affiliates and their respective successors and assigns (including, without limitation, the purchaser of all or substantially all of the assets) and shall be binding upon Employer and its successors and assigns. This Agreement shall also inure to the benefit of and be binding upon Employee and Employee’s heirs, administrators, executors and assigns. Employee may not assign or delegate Employee’s duties under this Agreement, without the prior written consent of Employer.

Section 5.02 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given (i) on the date delivered if personally delivered, (ii) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or (iii) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, addressed in the case of Employer to:

LifeCell Corporation

One Millenium Way

Branchburg, New Jersey 08876

Attn: President

and, in the case of Employee, to Employee’s most recent address as reflected in Employer’s payroll records.

Any party may notify the other party in writing of the change in address by giving notice in the manner provided in this Section 5.02. Service of process in connection with any suit, action or proceeding (whether arbitration or otherwise) may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.

Section 5.03 Confidentiality, Assignment of Contributions and Inventions, Non-Competition and Non-Solicitation Agreement. Employee acknowledges and confirms that the terms of the Covenants Agreement, executed by Employee simultaneously herewith, are incorporated herein by reference. The Covenants Agreement shall survive the termination of this Agreement and Employee’s employment by Employer for the applicable period(s) set forth therein.

Section 5.04 Entire Agreement. This Agreement and the Covenants Agreement contain the entire agreement of the parties hereto with respect to the terms and conditions of Employee’s employment during the Term and activities following termination of this Agreement and Employee’s employment with Employer and supersedes any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement or the Covenants Agreement (except as provided in Section 7(e) of the Covenants Agreement), including, without limitation, the Prior Agreements. Neither this Agreement nor the Covenants Agreement may be changed or modified except by an instrument in writing, signed by both Employer and Employee.

Section 5.05 Indemnification; D&O Insurance. Employer shall indemnify Employee against all claims arising out of Employee’s actions or omissions occurring during Employee’s employment with Employer to the fullest extent provided (A) by Employer’s Certificate of Incorporation and/or Bylaws, (B) under Employer’s Directors and Officers Liability and general insurance policies, and (C) under the Delaware General Corporation Law, as each may be amended from time to time. Employer agrees that it will continue to maintain Directors and Officers Liability and general insurance policies to fund the indemnity described above in the same amount and to the same extent it maintains such coverage for the benefit of its other officers and directors.

Section 5.06 Representation and Warranties. Employee represents and warrants to Employer that (i) Employee has the legal capacity to execute and perform this Agreement, (ii) this Agreement and the Covenants Agreement are valid and binding agreements enforceable against Employee according to their terms, and (iii) the execution and performance of this Agreement by Employee does not violate or conflict with the terms of any existing agreement or understanding to which Employee is a party or by which Employee may be bound.

Section 5.07 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this

Section 5.07 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Employer or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 5.08 Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of Employer. Employer shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if Employer shall make any investments to aid it in meeting its obligations hereunder, Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Employer and Employee or any other person. To the extent that any person acquires a right to receive payments from Employer hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Employer.

Section 5.09 Limitation as to Amounts Payable. Notwithstanding anything set forth in this Agreement to the contrary, if any payment or benefit Employee would receive from Employer (or its successor) (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax. If a reduction in payments or benefits (or a cancellation of the acceleration of vesting of stock options or equity awards) constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction and/or cancellation of acceleration shall occur in the order that provides the maximum economic benefit to Employee. In the event that acceleration of vesting of stock option or equity award compensation is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to Employee. For greater clarity, for purposes of such reductions, if applicable, cash payments will be reduced prior to the reduction of any equity acceleration, and any later cash payments will be reduced prior to the reduction of any earlier cash payments. The accounting firm engaged by Employer for general audit purposes as of the day prior to the Commencement Date shall perform the foregoing calculations and shall make any and all determinations regarding the order in which payments or benefits shall be reduced, if applicable. If the accounting firm so engaged by Employer is unwilling or unable to make such determinations, Employer shall appoint a nationally recognized accounting firm to make the determinations required under this Section 5.09. Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made under this Section 5.09. The accounting firm engaged to make the determinations under this Section 5.09 shall provide its calculations, together with detailed supporting documentation, to Employer and Employee as soon as practicable after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employer (or its successor) or Employee) or such other time as requested by Employer or Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employer (or its successor) with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made under this Section 5.09 shall be final, binding, and conclusive upon Employer (or its successor) and Employee.

Section 5.10 No Waiver. The waiver by other party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 5.11 Headings. The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 5.12 Governing Law and Dispute Resolution. Any and all actions or controversies arising out of this Agreement, Employee’s employment or the termination hereof or thereof, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to the choice of law principles thereof. Except with respect to Employer’s and Employee’s right to seek injunctive or other equitable relief (including, without limitation, pursuant to the Covenants Agreement), any dispute, controversy or claim based on, arising out of or relating to the interpretation and performance of this Agreement, Employee’s employment or any termination hereof or thereof or any matter relating to the foregoing shall be solely submitted to and finally settled by arbitration by a single arbitrator in accordance with the then-current rules of the American Arbitration Association (“AAA”), including without limitation any claims for discrimination under any applicable federal, state or local law or regulation. Any such arbitration shall be conducted in the New Jersey office of the AAA located closest to Employer’s New Jersey office. The single arbitrator shall be appointed from the AAA’s list of arbitrators by the mutual consent of the parties or, in the absence of such consent, by application of any party to the AAA. A decision of the arbitrator shall be final end binding upon the parties. The parties agree that this Section 5.12 shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than (i) post-arbitration actions seeking to enforce an arbitration award and (ii) actions seeking appropriate equitable or injunctive relief , including, without limitation, pursuant to the Covenants Agreement. Employer shall pay the fees of the arbitrator and each party shall be responsible for its own legal fees, costs of its experts and expenses of its witnesses. The arbitrator’s remedial authority shall equal the remedial power that a court with competent jurisdiction over the parties and their dispute would have. Any award rendered shall be final, binding and conclusive (without the right to an appeal, unless such appeal is based on fraud by the other party in connection with the arbitration process) upon the parties and any judgment on such award may be enforced in any court having jurisdiction, unless otherwise provided by law. Employer and Employee acknowledge that it is the intention of the parties that this Section 5.12 shall apply to all disputes, controversies and claims, including, without limitation, any rights or claims Employee may have under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Civil Rights Act, and all other federal, state or local laws, rules or regulations relating to employment discrimination or otherwise pertaining to this Agreement, Employee’s employment or termination thereof. Employer and Employee knowingly and voluntarily agree to this arbitration provision and acknowledge that arbitration shall be instead of any civil litigation, meaning that Employee and Employer are each waiving any rights to a jury trial.

Section 5.13 Validity. The invalidity or enforceability of any provision or provisions of this Agreement or the Covenants Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement or the Covenants Agreement, which shall remain in full force and effect.

Section 5.14 Employee Withholdings and Deductions. All payments to Employee hereunder shall be subject to such withholding and other employee deductions as may be required by law.

Section 5.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 5.16 Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his/her or its obligations under this Agreement.

Section 5.17 Survival. The terms of Section 4.02 and Article V of this Agreement and the terms of the Covenants Agreement shall survive the termination of this Agreement and Employee’s employment hereunder.

Section 5.18 Section 409A. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with Employer for purposes of Section 4.02 of this Agreement unless Employee would be considered to have incurred a “termination of employment” from Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and Treasury Regulations thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provisions shall be interpreted in a manner so that no payment made pursuant to this Agreement shall be subject to an “additional tax” within the meaning of Section 409(A)(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the date first written above.

EMPLOYER:

LIFECELL CORPORATION

By:	/s/ Paul G. Thomas
Name:	Paul G. Thomas
Title:	President and Chief Executive Officer

EMPLOYEE:

/s/ Bruce Lamb
Bruce Lamb

EXHIBIT A

STATE OF NEW JERSEY

COUNTY OF

The undersigned, being duly sworn, does hereby certify that he/she has complied with, and will continue to comply with, for the applicable period set forth therein, all of the terms of the Confidentiality, Assignment of Contributions and Inventions, Non Competition and Non-Solicitation Agreement dated                     , 2008 by the Undersigned in favor of the LifeCell Corporation (the “Company”). I have returned all Company property and all materials relating to or containing Confidential Information to the Company and I have not retained any copies or reproductions of any correspondence, memoranda, reports, notebooks, drawings, photographs or other documents or materials relating to the affairs of the Company, its customers and its or their affiliates.

Bruce Lamb

Sworn and Subscribed to
before me this day of ,
,

EXHIBIT B

Excluded Information

(See Section 4. If None, type “NONE”)

NONE

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